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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                          ___________________________


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  FEBRUARY 24, 1998

                             BELCO OIL & GAS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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
              NEVADA                           011-14246                            13-3869719
  (STATE OR OTHER JURISDICTION OF        (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)
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                          767 FIFTH AVENUE, 46TH FLOOR
                           NEW YORK, NEW YORK  10153
                             (ADDRESS OF PRINCIPAL
                               EXECUTIVE OFFICES
                                 AND ZIP CODE)

                                 (212) 644-2200
                        (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)





                       __________________________________
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ITEM 5.  OTHER EVENTS

         On February 24, 1998, Belco Oil & Gas Corp. reported earnings for the fourth quarter and year ended December 31, 1997. Fourth quarter oil and gas revenues increased 51% to $41.4 million from $27.4 million for the comparable period in 1996. Pro forma net income for the quarter increased 32% to $12.3 million or $0.39 per diluted common share, (including commodity price risk management activities and excluding the previously announced non-cash full cost ceiling test provision principally related to the acquisition of Coda Energy, Inc.), compared to $9.3 million or $0.30 per diluted common share in the prior year. The Company generated $29.2 million in discretionary cash flow or $0.96 per share in the fourth quarter of 1997 compared to $30.7 million or $1.02 per share in 1996.

         For the year ended December 31, 1997, total revenues increased 9% to $126.8 million compared to $116.4 million for 1996. Net income for 1997 was $40.6 million or $1.29 per diluted common share, excluding the effects of the fourth quarter non-cash full cost ceiling test provision. For 1996, pro forma net income was $42.6 million or $1.42 per diluted common share excluding a one-time non-cash deferred tax charge of $30.1 million recognized as a result of the combination consummated on March 29, 1996 in connection with the Company's Initial Public Offering. The decrease in net income, exclusive of the non-cash full cost ceiling test provision, is primarily due to additional operating expenses, including a higher DD&A rate, offset in part by higher overall revenues. After giving effect to the previously announced $150 million non-cash full cost ceiling test provision ($97.5 million after tax), primarily related to the acquisition of Coda in November, 1997 and the related SFAS 109 and purchase accounting compliance requirements, the Company incurred a net loss of $56.9 million, or $(1.80) per diluted common share.

         Discretionary cash flow for 1997 totaled $106.5 million or $3.41 per share compared to $108.7 million or $3.63 per share realized in 1996. Weighted average shares outstanding at year-end 1997 and 1996 were 31.6 million and 30.0 million, respectively. Oil production for 1997 increased by 63% over 1996 to 1,294,000 barrels, while gas production declined 3% to 49.7 BCF compared to 1996.

         In addition to significantly lengthening Belco's reserve life and balancing the Company's natural gas/oil reserve mix, the acquisition of Coda positioned Belco as a company with four distinct core areas in the Rocky Mountain region, Permian Basin, Mid-Continent region and the Austin Chalk Trend. Year-end estimated proved reserves of 604 BCFE were divided approximately 22% Rocky Mountain region, 29% Permian Basin, 29% Mid-Continent region, 18% Austin Chalk Trend and 2% Other. The current 1998 capital expenditure budget is estimated to total approximately $170 million (including $10 million for acreage and seismic) which will be spent primarily on drilling and acquisitions in the Company's four core areas.

         Summary Financial Information for the quarter and year ended December 31, 1997 and 1996 is attached hereto as Exhibit 99.1 and incorporated herein by reference.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)     Exhibits

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
                 EXHIBIT                   DOCUMENT
                 -------                   --------
                 99.1                      Belco Oil & Gas Corp., Press Release dated February 24, 1998 including Summary
                                           Financial Information for the Quarter and Year ended December 31, 1997 and
                                           1996.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        BELCO OIL & GAS CORP.


Date:  February 24, 1998

                                        By:      \s\  Robert A. Belfer
                                           ----------------------------------
                                                  Robert A. Belfer,
                                                  Chairman of the Board
                                                  and Chief Executive Officer





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                                 EXHIBIT INDEX

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
                                                                                        Sequential
Exhibit No.                           Description of Exhibit                             Page No.
-----------                           ----------------------                             --------
99.1                      Belco Oil & Gas Corp. Press Release dated                        5
                          February 24, 1998
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